Exhibit 99.1

Synaptogenix Announces $12.5 Million Private Placement

NEW YORK, June 14, 2021 /PRNewswire/ -- Synaptogenix, Inc. (Nasdaq: SNPX), an emerging biopharmaceutical company focused on developing therapies for neurodegenerative diseases, today announced that it has executed securities purchase agreements to raise gross proceeds of approximately $12.5 million in a private placement financing of common stock and warrants (“Units”). The financing was led primarily by existing institutional shareholders.

Synaptogenix intends to use the net proceeds from the private placement to support the ongoing development of Bryostatin-1, which is currently in a Phase 2b National Institutes of Health (“NIH”) sponsored Alzheimer’s disease (“AD”) trial, as well as additional research and development for new indications.

Each Unit being sold consists of one share of common stock and one warrant at a combined purchase price of $7.547 per Unit. The warrants will be exercisable for five years at a price of $8.51 per share of common stock. The private placement is expected to close on or about June 16, 2021, subject to customary closing conditions.

Alan Tuchman, M.D., Chief Executive Officer, stated, “We are appreciative of the continued support from our existing shareholder base who led this financing, and we look forward to continuing to update investors on our NIH sponsored Phase 2 AD trial, as well as discussions with strategic partners on other central nervous system indications.”

The securities to be sold in the private placement will not have been registered under the Securities Act of 1933, as amended, or state securities laws as of the time of issuance and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file one or more registration statements with the SEC registering the resale of the shares of common stock and the shares of common stock underlying the warrants purchased in the private placement.

Katalyst Securities LLC acted as lead placement agent.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About Synaptogenix, Inc.

Synaptogenix is a clinical-stage biopharmaceutical company that has historically worked to develop novel therapies for neurodegenerative diseases. Synaptogenix has conducted clinical and preclinical studies of its lead therapeutic candidate, Bryostatin-1, in Alzheimer's disease. Preclinical studies have also demonstrated Bryostatin’s regenerative mechanisms of action for the rare disease, Fragile X syndrome, and for other neurodegenerative disorders such as multiple sclerosis, stroke, and traumatic brain injury. The U.S. Food and Drug Administration has granted Orphan Drug Designation to Synaptogenix for Bryostatin-1 as a treatment for Fragile X syndrome. Bryostatin-1 has already undergone testing in more than 1,500 people in cancer studies, thus creating a large safety data base that will further inform clinical trial designs.

Additional information about Synaptogenix, Inc. may be found on its website: www.synaptogen.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the anticipated use of proceeds from the private placement, the anticipated closing date of the private placement, the Phase 2 clinical trial of Bryostatin-1 and further studies, and continued development of use of Bryostatin-1 for AD and other cognitive diseases. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. There can be no assurance that the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy, that we will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Additional factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s patent portfolio, the Company’s inability to expand its business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company’s raw materials, existing or increased competition, stock volatility and illiquidity, and the Company’s failure to implement its business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update these forward-looking statements.

Contact information:

Investors and Media

Investor Relations

Brett Maas

Hayden IR

brett@haydenir.com

(646)536-7331

Robert Weinstein
Chief Financial Officer
Synaptogenix, Inc.
rweinstein@synaptogen.com